Exhibit 4.5

CapSource Financial, Inc.

VOTING AGREEMENT AND IRREVOCABLE PROXY

          This Voting Agreement and Irrevocable Proxy (this “Agreement”), dated May 1, 2006 (the “Effective Date”), is executed by and among CapSource Financial, Inc., a Colorado corporation (the “Company”), Randolph Pentel, a director of the Company and the beneficial owner of a majority of the Company’s outstanding common stock (“Mr. Pentel”), and Pandora Select Partners, L.P. (the “Investor”). The Company, Mr. Pentel and the Investor are each individually referred to in this Agreement as a “Party” and are collectively referred to in this Agreement as the “Parties.” Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement (defined below).

W I T N E S S E T H

          WHEREAS, the Company and the Investor have negotiated and intend to enter into a Securities Purchase Agreement dated May 1, 2006 (the “Securities Purchase Agreement”);

          WHEREAS, as a condition to closing on the Securities Purchase Agreement, the Company, Mr. Pentel and the Investor agreed to enter into this Agreement for the purpose of (i) nominating for election the one (1) individual designated by the Investor to serve as a director on the Company’s Board of Directors; and (ii) providing for the voting of all of Mr. Pentel’s Shares (as defined below) in connection with the election of directors of the Company;

          NOW THEREFORE, the parties hereto agree as follows:

          1. Nomination of Director Candidates. In connection with each election of members of the Board of Directors of the Company, the Company agrees to nominate for election the one (1) individual designated from time to time by the Investor (the “Director Candidate”) to serve as a director on the Company’s Board of Directors.

          2. Agreement to Vote. In connection with each election of members of the Board of Directors of the Company where a Director Candidate is standing for election, Mr. Pentel agrees to vote all of his shares of common stock of the Company entitled to vote, whether now or hereafter owned or held of record by Mr. Pentel or as to which Mr. Pentel now or hereafter has voting power (his “Shares”), for such Director Candidate.

          3. Irrevocable Proxy. Mr. Pentel hereby grants to, and is deemed to have executed in favor of, the Investor an irrevocable proxy coupled with an interest to vote or to give written consent with respect to all of his Shares for the election of the Director Candidate to the Company’s Board of Directors.

          4. Endorsement of Certificates. Each certificate representing Mr. Pentel’s Shares shall be inscribed substantially as follows:

          “The transfer of the shares represented by this certificate is restricted under the terms of a Voting Agreement and Irrevocable Proxy dated May 1, 2006, a copy of which is on file at the offices of the Corporation.”

          5. Remedies. The Parties acknowledge that any violation of this Agreement will cause irreparable harm to the Parties hereto. As a consequence, the Parties agree that if any party fails to abide by the terms of this Agreement, the non-breaching Party will be entitled to specific performance, including the immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, and to judgment for damages cause by such breach, including attorneys’ fees, and to any other remedies provided by applicable law.

          6. Term. The obligations of the Parties to this Agreement shall continue until the earlier of such time as the Investor no longer beneficially owns any of the Shares, Warrants or Warrant Shares issued in connection with the Securities Purchase Agreement, or the Agreement is voluntarily terminated by written notice of the Investor.

          7. Miscellaneous

                    (a) Amendment. Except as expressly provided in this Agreement, neither this Agreement nor any term of this Agreement may be amended, waived, discharged, or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investor.

                    (b) Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be mailed by registered or certified mail, postage prepaid, sent by facsimile, sent by electronic mail, or otherwise delivered by hand or by messenger addressed:

(i)	if to the Company, to:

	CapSource Financial, Inc.	CapSource Financial, Inc.
	2305 Canyon Boulevard	1729 Donegal Drive
	Suite 103	Woodbury, MN 55125
	Boulder, CO 80302	Attn: Steven Reichert, Secretary
	Attn: Fred C. Boethling, CEO	Facsimile number: (651) 578-6614
Facsimile number: (303) 245-0521

with a copy by facsimile only to:

Rider Bennett LLP
33 South 6th St.
Minneapolis, MN 55402
Attn: David B. Dean
Facsimile number: (612) 337-7616

(ii)	if to Mr. Pentel, to:

Randolph M. Pentel
815 Deer Trial Court
St. Paul, MN 55118
Facsimile number: (651) 292-1030

(iii)	if to the Investor, to:

Pandora Select Partners, L.P.
3033 Excelsior Boulevard, Suite 300
Minneapolis, Minnesota 55416
Attn: Jonathan D. Wood, CFO
Facsimile number: (612) 253-6151

with a copy by telecopier only to:

Fulbright & Jaworski L.L.P.
2100 IDS Center
80 South 8th Street
Minneapolis, Minnesota 55402
Attn: Girard P. Miller
Facsimile number: (612) 321-2288

          (iv) Each such notice or other communication will, for all purposes of this Agreement and the other Transaction Agreements, be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after such communication has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as specified above or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, when directed to the electronic mail address set forth above.

          (c) Governing Law. This Agreement will be governed in all respects by the internal laws of the State of Minnesota as applied to agreements entered into among Minnesota residents to be performed entirely within Minnesota, without regard to Minnesota conflicts-of-law principles.

          (d) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, then this Agreement will continue in full force and effect without such illegal, unenforceable, or void provision, and the Parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the Parties’ intent in entering into this Agreement as expressed in this Agreement.

          (e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits, and schedules will, unless otherwise provided, refer to sections and paragraphs of this Agreement and exhibits and schedules attached to this Agreement.

          (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be enforceable against the Parties actually executing such counterparts, and all of which together will constitute one instrument.

          (g) Facsimile Execution and Delivery. A facsimile or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery will be considered valid, binding, and effective for all purposes. At any Party’s request, all Parties agree to execute an original of this Agreement as well as any facsimile or other reproduction hereof.

          (h) Jurisdiction and Venue. With respect to any disputes arising out of or related to this Agreement, the Parties consent to the exclusive jurisdiction of, and venue in, the state courts in Hennepin County, Minnesota (or, in the event of exclusive federal jurisdiction, the federal courts of the District of Minnesota).

          (i) Further Assurances; Binding Agreement. Each Party agrees to execute and deliver, by the proper exercise of such Party’s corporate, limited liability company, partnership, or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully perform this Agreement. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

          (j) Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If any ambiguity, question of intent, or question of interpretation arises with respect to this Agreement, then this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

[signature page follows]

          The Parties have executed this Voting Agreement and Irrevocable Proxy as of the Effective Date.

CAPSOURCE FINANCIAL, INC.

By:

Steven Reichert
Vice President and Secretary

Randolph Pentel

INVESTOR:

PANDORA SELECT PARTNERS L.P.

By:

Jonathan D. Wood
Chief Financial Officer

Signature Page to CapSource Financial, Inc. Voting Agreement and Irrevocable Proxy